EXHIBIT 99.1
For further information contact:
Ronald Anderson, President and CEO
(610) 644-9400
Release Date:	July 24, 2009
For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER OF FISCAL 2009

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced net income for the three months ended June 30, 2009 of $154,000 compared to net loss of $63,000 for the three months ended June 30, 2008.  Earnings per share on the Company’s outstanding common shares were $0.03 for the quarter ended June 30, 2009. Additionally, the Company reported net income of $1,042,000, or $0.18 per share, for the nine months ended June 30, 2009 compared to net income of $874,000 for the nine months ended June 30, 2008. During the three and nine months ended June 30, 2008 there were no reportable earnings per share as the Company did not complete its initial public offering until May 2008.  The Company’s results for the prior year periods include the effect of a $1.2 million (pre-tax) non-recurring charge for the Company’s contribution to the Malvern Federal Charitable Foundation in May 2008 in connection with the Bank’s mutual holding company reorganization and the Company’s initial public offering.

The Company’s net interest income for the three and nine months ended June 30, 2009 was $3.9 million and $11.8 million, respectively, representing an increase of $142,000 and $1.5 million from the three and nine months ended June 30, 2008, respectively. The Company's net interest rate spread of 2.04% and net interest margin of 2.36% for the three months ended June 30, 2009 decreased when compared to a net interest rate spread of 2.18% and a net interest margin of 2.65% for the third quarter of fiscal 2008.  For the first nine months of fiscal 2009, the Company's net interest rate spread and net interest margin were 2.12% and 2.44%, respectively, compared to a net interest rate spread of 2.13% and a net interest margin of 2.54% for the first nine months of fiscal 2008.

The Company’s interest and dividend income increased by $246,000 in the three month period ended June 30, 2009 compared to the three month period ended June 30, 2008.  Interest income earned on loans increased in the three months ended June 30, 2009 over the prior comparable period in fiscal 2008 due primarily to growth in the loan portfolio.  During the third quarter of fiscal 2009 compared to the third quarter of fiscal 2008, the average balance of loans receivable increased by $70.6 million, or 13.3%, due primarily to growth in the Company's one-to four-family residential mortgage loans, commercial real estate loans and home equity lines of credit.  The increases in interest income in the third quarter of fiscal 2009 from our loan portfolio were partially offset by lower income amounts earned on our investment securities portfolio primarily due to lower average yields earned. Average yields on investment securities decreased to 3.19% for the three months ended June 30, 2009 from 4.14% for the same period ended 2008. The average balances of investment securities increased by $8.7 million during the three months ended June 30, 2009 compared to the comparable prior year period.

The Company’s interest and dividend income increased by $1.2 million in the nine month period ended June 30, 2009 compared to the nine month period ended June 30, 2008.  The increase in interest income earned on loans during the first nine months of fiscal 2009 over the prior comparable period in fiscal 2008 again was due primarily to growth in the loan portfolio, particularly single-family residential mortgage loans, home equity lines of credit and second mortgages.  The increases in interest income in the first nine months of fiscal 2009 from our loan portfolio were partially offset by lower income amounts earned on our investment securities portfolio due to lower average yields earned. Average yields on investment securities decreased to 3.41% for the nine months ended June 30, 2009 from 4.35% for the same period ended 2008.The average balances of investment securities increased by $4.4 million during the nine months ended June 30, 2009 compared to the comparable prior year period.

The Company’s interest expense for the three month period ended June 30, 2009 was $4.7 million, an increase of $104,000 from the three month period ended June 30, 2008. The Company had an $89,000 decrease in interest expense on total deposits in the third quarter of fiscal 2009 compared to the third quarter in fiscal 2008, which was more than offset by a $193,000 increase in interest expense on FHLB borrowings. The average rate paid on deposits decreased to 2.76% for the three months ended June 30, 2009 from 3.38% for the same period in fiscal 2008, and the average rate paid on borrowed funds decreased to 4.92% in the third quarter of fiscal 2009 compared to 5.33% in fiscal 2008.

The Company’s interest expense for the nine month period ended June 30, 2009 was $14.2 million, a decrease of $236,000 from the nine month period ended June 30, 2008. The Company had a $1.0 million decrease in interest expense on total deposits in the first nine months of fiscal 2009 compared to the first nine months of fiscal 2008, which was partially offset by a $775,000 increase in interest expense on FHLB borrowings. The average rate paid on deposits decreased to 2.92% for the nine months ended June 30, 2009 from 3.69% for the same period in 2008, and the average rate paid on borrowed funds decreased to 4.89% in the first nine months of fiscal 2009 compared to 5.65% in fiscal 2008.

The provision for loan losses was $310,000 for the quarter ended June 30, 2009 compared to $405,000 for the quarter ended June 30, 2008. Our provision for loan losses amounted to $1.2 million for the nine months ended June 30, 2009 compared to $869,000 for the nine months ended June 30, 2008.  The Company had approximately $114,000 of net charge-offs to the allowance for loan losses in the three months ended June 30, 2009 compared to $270,000 of net charge-offs for the quarter ended June 30, 2008. During the quarter ended June 30, 2009, the Company charged-off $54,000 of two commercial real estate loans with aggregate loan balances totaling $1.1 million.  During the quarter, the Company consented to the sale of the collateral properties securing these loans, which resulted in a $142,000 loss upon the sale which was recognized in other expenses. During the quarter ended June 30, 2009, the Company also charged-off $53,000 of a second mortgage on a single-family residential property and $8,000 of unsecured consumer installment loans. The Company had approximately $1.7 million of net charge-offs to the allowance for loan losses in the nine months ended June 30, 2009 compared to $642,000 of net charge-offs for the nine months ended June 30, 2008.

At June 30, 2009 the Company's total non-performing assets amounted to $15.4 million, or 2.18% of total assets, compared to $14.7 million, or 2.16% of total assets at March 31, 2009 and $8.9 million, or 1.39% of total assets, at September 30, 2008.  The $6.5 million increase in non-performing assets during the first nine months of fiscal 2009 was due primarily to a $4.7 million increase in real estate owned and a $1.8 million increase in single-family residential mortgage and second mortgage loans becoming more that 90 days delinquent and being placed on non-accrual/non-performing status during the first nine months of fiscal 2009. At June 30, 2009, the Company's allowance for loan losses amounted to $5.0 million or 48.03% of non-performing loans and 0.84% of total loans, compared to $5.5 million or 63.36% of non-performing loans and 0.96% of total loans at September 30, 2008.

The Company's other, or non-interest, income increased by $50,000 to $519,000 for the three months ended June 30, 2009 over the comparable prior year period.  A $52,000 increase in earnings on bank owned life insurance and a $57,000 increase in service charges and other fees and rental income were partially offset by a $61,000 net loss on sale of other real estate owned in the June 30, 2009 quarter.

The Company's other income increased by $160,000 to $1.5 million for the nine months ended June 30, 2009 over the comparable prior year period. A $114,000 increase in service charges and other fees and rental income, a $37,000 net gain on sale of investment securities available for sale and the disposal of fixed assets and a $114,000 increase in earnings on bank owned life insurance were partially offset by a $43,000 decrease in the gain on sales of loans (net) and a $61,000 net loss on sale of other real estate owned in the first nine months of fiscal 2009.

Other, or non-interest, expenses of the Company decreased by $3,000 in the quarter ended June 30, 2009 over the comparable prior year period. Other expenses in the three months ended June 30, 2009 reflect increased salary and benefit expense of $271,000, a $401,000 increase in federal deposit insurance premiums, a $101,000 increase in professional fees, and a $420,000 increase in other operating expenses, which were offset by a decrease of $1.2 million for the non-recurring pretax charge for the contribution made to the Malvern Federal Charitable Foundation made in the three months ended June 30, 2008.  The increase in salary and benefit expense in the third quarter of fiscal 2009 compared to the third quarter of fiscal 2008 reflects an increase in the number of full-time equivalent employees, normal salary increases, and increased health care insurance costs. The increase in other operating expenses in the third quarter of fiscal 2009 compared to the third quarter of fiscal 2008 reflects increases in real estate owned expenses and deposit processing costs. The increase in federal deposit insurance premiums was due to the special assessment by the FDIC on all insured institutions, which amounted to $318,000 in our case, as well as an increase in the base amount of the deposit insurance premium. The increase in professional fees in the fiscal 2009 period primarily reflects the increased regulatory and reporting costs incurred as a public company. For the third quarter of fiscal 2009 the Company had an income tax benefit of $28,000 compared to income tax benefit of $101,000 for the third quarter of fiscal 2008.

Other expenses of the Company increased by $1.1 million in the nine months ended June 30, 2009 over the comparable prior year period. The increase in the nine months ended June 30, 2009 primarily reflects increased salary and benefit expense, higher federal deposit insurance premiums, and increases in other operating expenses and professional fees, due in large part to increased costs related to our new public company status.

The Company’s total assets amounted to $707.2 million at June 30, 2009 compared to $639.5 million at September 30, 2008.  The primary reason for the increase in assets during the first nine months of fiscal 2009 was an increase in net loans receivable of $28.8 million, or 5.0%. Cash and cash equivalents increased by $18.8 million at June 30, 2009 compared to September 30, 2008 due to an increase in deposits that was partially offset by reductions in borrowings . Total deposits increased $73.3 million, or 16.2%, at June 30, 2009 compared to September 30, 2008.

Shareholders’ equity increased by $941,000 to $69.8 million at June 30, 2009 compared to $68.8 million at September 30, 2008 primarily due to net income of $1.0 million during the first nine months of fiscal 2009. Retained earnings increased by $737,000 to $46.4 million as a result of net income for the first nine months of the fiscal 2009 less the declared cash dividends of $305,000 in the aggregate.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	June 30,	September 30,
	2009	2008
	(Dollars in Thousands)
Selected Financial Condition Data:
Total assets	$ 707,158	$ 639,509
Loans receivable, net	600,343	571,537
Securities held to maturity	2,497	2,870
Securities available for sale	27,513	21,969
FHLB borrowings	104,957	113,798
Deposits	526,750	453,493
Shareholders’ equity	69,777	68,836
Total liabilities	637,382	570,673
Allowance for loan losses	5,043	5,505
Non-performing loans	10,500	8,688
Non-performing assets	15,440	8,918

	Three Months Ended June 30,
	2009	2008
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$ 8,592	$ 8,346
Total interest expense	4,700	4,596
Net interest income	3,892	3,750
Provision for loan losses	310	405
Net interest income after provision for loan losses	3,582	3,345
Total other income	519	469
Total other expense	3,975	3,978
Income tax expense (benefit)	(28)	(101)
Net income (loss)	$ 154	$ (63)
Net income per share	$ 0.03	N/A
Dividends per share	$ 0.03	N/A

	Nine Months Ended June 30,
	2009	2008
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$ 25,996	$ 24,773
Total interest expense	14,233	14,469
Net interest income	11,763	10,304
Provision for loan losses	1,217	869
Net interest income after provision for loan losses	10,546	9,435
Total other income	1,547	1,387
Total other expense	10,730	9,613
Income tax expense	321	335
Net income	$ 1,042	$ 874
Net income per share	$ 0.18	N/A
Dividends per share	$ 0.11	N/A

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	5.20%	5.89%	5.40%	6.12%
Average rate on interest-bearing liabilities	3.16	3.71	3.28	3.99
Average interest rate spread(2)	2.04	2.18	2.12	2.13
Net interest margin(3)	2.36	2.65	2.44	2.54
Total non-interest expense to average assets	2.29	2.71	2.13	2.29
Efficiency ratio(4)	90.12	94.28	80.62	82.23
Return on average assets	0.09	-0.04	0.21	0.20
Return on average equity	0.90	-0.45	2.01	2.43

Asset Quality Ratios(5):
Non-performing loans as a percent of total loans receivable	1.75%	1.25%	1.75%	1.25%
Non-performing assets as a percent of total assets	2.18	1.12	2.18	1.12
Allowance for loan losses as a percent of non-performing loans	48.03	70.35	48.03	70.35

Capital Ratios(5):
Total risk-based capital to risk weighted assets	12.37%	15.77%	12.37%	15.77%
Tier 1 risk based capital to risk weighted assets	11.45	14.94	11.45	14.94
Tangible capital to tangible assets	8.87	11.58	8.87	11.58
Tier 1 leverage (core) capital to adjustable tangible assets	8.87	11.58	8.87	11.58
Shareholders’ equity to total assets	9.87	11.54	9.87	11.54
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(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

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